CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) by and between XTL Biopharmaceuticals Ltd., an Israeli publicly traded company, with its principal offices at 3 Hasapir St, Rehovot, Israel (the “Company”) and Prof. Moshe Mittelman, I.D. number 051635951 of 52 Pinkas St., Tel Aviv, Israel (hereinafter referred to as the “Consultant”), such Agreement to commence within ninety (90) days from the closing of the XTEPO LTD. - Company acquisition (the “Effective Date”)

WHEREAS, the Company is expected to soon close the XTEPO Ltd. — Company acquisition, and thereafter shall be engaged in the research and development of rHuEPO for the prolongation of Multiple Myeloma patients (the “Field”);

WHEREAS, Prof. Moshe Mittelman founded and developed the technology relating to the usage of rHuEPO for the prolongation of Multiple Myeloma patients which is currently licensed to XTEPO Ltd.; and

WHEREAS, the Consultant has the necessary know-how, qualifications and experience in the Field required in order to provide the consulting services as herein set forth;

WHEREAS, the Company desires to appoint the Consultant as the Company’s Medical Director, and the Consultant desires to be appointed by the Company, as a consultant to the Company in a role of Medical Director and in connection thereof, to provide to the Company with all medical aspects consulting services, as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual undertakings and promises herein contained, the parties hereby agree as follows:

1.1
Subject to the terms hereof, the Company hereby appoints the Consultant, and the Consultant hereby agrees to be appointed by the Company as a consultant to the Company in connection with the Consulting Services (as defined below) to be provided by the Consultant pursuant to this Agreement.

1.2
In rendering its services hereunder, the Consultant shall be deemed to be, and it is, an independent contractor, and neither this Agreement nor the performance of any of the terms hereof will or will be deemed to constitute or create any other relationship between the Company and the Consultant.

1.3
Without derogating from any other provision herein, the Consultant acknowledges and agrees that during the term hereof (a) the Company is free at all times to appoint other consultants, or to use its own Consultants, in connection with any of the services to be provided by the Consultant pursuant to Section 2 hereof, and (b) the Consultant will exercise best effort care and diligence in the performance of the services to be provided pursuant to Section 2 below.

2	EXTENT AND SCOPE OF SERVICES

2.1	During the Term of Agreement (defined below), the Consultant shall provide the Company with consulting services as set out in Schedule A attached hereto (the “Consulting Services”).

2.2	The Consultant hereby undertakes that he will provide the Consulting Services, as stipulated in this Agreement, to the Company with a high degree of devotion, professionalism and proficiency.

2.3	The Consultant shall provide the Services, under the direction of, subject to the approval of, and shall report to the CEO, or such person designated by the CEO (the “Designee”).

2.4
Consultant will devote approx. 10-15 monthly consulting hours of professional Consulting Services to the Company under this Agreement, as shall be agreed upon between Consultant and the Company from time to time. The initial agreement between the Company and the Consultant is set forth in Schedule A attached hereto.

2.5
During the term hereof, the Consultant shall keep the Company, through the Designee, or such person designated by the Designee, currently informed as to his activities hereunder and shall, periodically, provide the Company with written reports setting forth the Consulting Services provided by him.

2.6
The parties hereby agree that the Consultant is not deemed to be an agent or a representative of the Company and therefore does not possess any authority, whether actual or apparent, to represent the Company or to contractually commit the Company in any way or manner.

3	COMPENSATION

3.1	In consideration of the Consulting Services provided to the Company by the Consultant hereunder, the Company shall compensate the Consultant as follows:

3.1.1
Prior to the commencement of the Phase 2 Trial using rHuEPO (first-in-man) for the prolongation of Multiple Myeloma patients (the “Phase 2 Trial”), the Consultant shall only be entitled to receive the Consulting Fee (as defined below) for six (6) months starting on the Effective Date. However, if a delay in the commencement of the Phase 2 Trial is due to regulatory issues (FDA, IRB approval, etc.), and Consultant is to provide services in this period for solving these issues for benefit of the commencement of such trial, then Consultant shall be entitled to receive the Consulting Fee (as detailed in section 2) for an additional three (3) months. Following the commencement of the Phase 2 Trial, the Consultant shall be entitled to a monthly consulting fee of USD $2,500 (the “Consulting Fee”). Such amount shall not include VAT, which shall be added to each Consulting Fee paid hereunder.

3.1.2
Subject to the approval of the Company’s board of directors, the Company shall grant to the Consultant options to purchase up to 640,000 ordinary shares of the Company of nominal value of NIS 0.1 each, available through the Company’s ESOP (as defined below) (the “Options”), subject to any dilution and subject to the following conditions:

(1)	The Options shall vest over two (2) years in 24 equal monthly installments (the beginning date for the vesting period shall commence on the Effective Date).

(2)	The Options shall be granted in accordance with the Company’s ESOP and under Section 102 of the Income Tax Ordinance, 1961.

(3)	The exercise price of each Option shall be NIS 0.1 each.

(3)
The Options shall be granted in accordance with an Option Agreement to be signed between the Consultant and the Company and shall be at all times subject to (i) all the terms of the Company’s Share Option Plan (“ESOP”); (ii) any terms and conditions as shall be determined and altered from time to time by the Board or any of its committees at their sole discretion, and (iii) any terms and conditions as provided in any agreement or arrangement the Company may enter from time to time including agreements and arrangements with Investment Banks or Underwriters.

(4)
Any tax liability in connection with the Options (including with respect to the grant, exercise, sell of the Option or the share receivable upon their exercise) shall be borne solely by the Consultant.

(5)	Upon the commencement of the Phase 2 Trial (first-in-man), fifty percent (50%) of all the unvested Options shall immediately vest and be exercisable by the Consultant.

(6)
In the event of the termination of this Agreement by the Company, other than for “just cause” in accordance with Section 6.4.2 below, twenty five percent (25%) of all the unvested Options shall immediately vest and be exercisable by the Consultant.

3.2
The Consultant shall deliver to the Company a monthly invoice for the Consulting Fee (the “Invoice”) and the Company shall pay the Consulting Fee within the end of the month + 30 days of receipt of the Invoice.

3.3
In addition to the Consulting Fee, the Company shall reimburse the Consultant for any extraordinary expenses incurred by Consultant, which are to be approved in advance by the Company, including transportation expenses in Israel and abroad (the “Approved Expenses”). Consultant shall submit, in writing, in the proper format, an expense report for the Approved Expenses, together with written receipts and/or invoices evidencing such expenses. Where expenses have been incurred by means of installment payments or on credit, Consultant shall not be reimbursed for such expenses until he has actually paid them, i.e., his account has been debited for each installment. Consultant hereby acknowledges that once reimbursement has been received for goods purchased by Consultant on behalf of the Company, such goods shall become the sole property of the Company.

3.4	The payments provided by this Agreement shall be made to the Consultant after deduction of all taxes and deductions at source required by law to be deducted.

3.5
The parties hereto agree that all taxes, social insurance payments, pension payments, health insurance and any other such payments, if existing, shall be borne solely by the Consultant. The Company shall not pay nor be liable to pay any taxes upon the payment to the Consultant of any remuneration as set forth in this Agreement. Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement.

3.6	The Company shall not undertake any social insurance premiums, pension payment and health insurance on the name of the Consultant.

3.7
The Consultant shall undertake, at his own expense, sufficient insurance coverage against illness, injuries and/or damages incurred by him in connection of his render of services in accordance with this Agreement.

4	INDEPENDENT CONTRACTOR

4.1
The Consultant warrants that he is aware that this Agreement is an agreement for the provision of consulting services only, does not create employer-employee relations between him and the Company and does not confer upon him any rights save for those set forth herein.

4.2
Without prejudice to the generality of the foregoing, it is hereby agreed that the Consultant shall not be entitled to receive from the Company severance pay or any other payment or consideration deriving from employee-employer relations and/or the termination thereof, including, but not limited to, social benefits, managers’ insurance fund, education fund, or the like. The Consultant further undertakes that he shall not bring a claim against the Company with any cause of action based on employee-employer relations between him and the Company, and undertakes to indemnify the Company, upon its first demand, for all reasonable expenses that may be occasioned to it in respect of or in connection with any claim in connection with such employee-employer relations. The Consultant declares that the Consulting Fee he receives according to this agreement is 30% higher than the salary that he would have received should he has been employed as an employee of the Company.

4.3
If, for any reason whatsoever, any competent authority, including a judicial entity, determines that the Consultant is to be regarded as an employee of the Company, or entitled to any amounts that are derived from employee-employer relationships, then in lieu of the Consulting Fee that was paid to the Consultant by the Company as of the effective date of this Agreement, the Consultant shall be deemed to be entitled to a reduced consideration which equals to 70% of the Consulting Fee (the “Reduced Consideration”). The Consultant’s entitlement to the Reduced Consideration shall be regarded as gross compensation and shall apply retroactively as of the effective date, and the Consultant shall immediately refund to the Company any amount paid on account of the Consulting Fee by the Company as of the effective date in excess of the Reduced Consideration.

5	NONDISCLOSURE AND COMPETITIVE ACTIVITY

5.1
As a condition to Consultant’s rights under this Agreement, Consultant will execute and deliver to the Company the Secrecy, Non Competition and Proprietary Information agreement in the form attached hereto as Appendix B. Consultant’s obligations under such secrecy agreement will survive any termination of this Agreement

5.2
If Consultant breaches any or all of the covenants set forth in Appendix B hereto, the Company shall be entitled to the following remedies: (i) damages from Consultant and (ii) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Appendix B attached hereto, it is agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach.

5.3	The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6	TERM AND TERMINATION

6.1
Subject to the provisions of Sections 6.2 below, this Agreement shall take effect on the Effective Date and shall continue in full force and effect until the Successful Completion of the Phase 2 clinical trial to be performed by the Company (the “Initial Term”). For the purposes hereof, “Successful Completion” shall, with respect to the Phase 2 clinical trial, occur on the date falling six (6) months after treatment of the last patient in accordance with the trial protocol, provided that the Company has not, prior to such date, notified Yeda Research & Development Company Ltd. in writing of its decision to abandon such clinical trial.

6.2
Notwithstanding the aforesaid, the Agreement shall be automatically renewed forconsecutive periods of twelve (12) months (each an “Additional Term”), provided that each party may provide notice to the other two (2) months prior to the expiry of the Initial Term or any Additional Term, as applicable, of its desire not to renew this Agreement in which event this Agreement shall expire at the end of the Initial term or Additional term, as applicable (the Initial Term together with any Additional Term(s) shall be referred to as the “Term of Agreement”).

6.3	Each party shall be entitled to terminate this Agreement at any time upon a 60 days prior written notice, without the obligation to provide any reason.

6.4	Without prejudice to the provision of Sections 6.1 and 6.2 above:

6.4.1
The Company shall have the right to terminate this Agreement (during the Initial Period and at any time thereafter) for “just cause”, at any time, by giving the Consultant notice of termination for the just cause, stating the reasons constituting the just cause. In such event, this Agreement shall be terminated within ten (10) days from the time of delivery of the said notice. Any of the following actions or omissions by the Consultant shall constitute a “just cause” under this Section 6.4.1: (i) a material breach by Consultant of any of the covenants set forth in Schedule B attached hereto; (ii) a material breach by Consultant of any provision of this Agreement other than Schedule B attached hereto which is not cured by Consultant within five (5) days after his receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred; (iii) habitual neglect by Consultant or gross failure by Consultant to adequately perform his services and duties hereunder; or (iv) any act (or failure to act) of moral turpitude by Consultant or action (or omission) by Consultant to harm the Company.

6.4.2
The Consultant shall have the right to terminate this Agreement for “just cause”, at any time, by giving to the Company notice of termination for the cause, stating specifically the reasons constituting the cause. In such event, this Agreement shall be terminated as of the time of delivery of the said notice. Any of the following actions or omissions by the Consultant shall constitute a “just cause” under this Section 6.4.2: (i) a material breach by the Company of any provision of this Agreement which is not cured by the Company within five (5) days after its receipt of notice thereof from Consultant containing a description of the breach or breaches alleged to have occurred (ii) any action by the Company to intentionally harm Consultant (iii) the Company becoming bankrupt or insolvent or ceasing or threatening to cease to carry on business or being unable to pay its debts as they fall due or a receiver or other encumbrances being appointed to the undertaking and assets, or any material part thereof of the Company.

6.5
Upon termination of this Agreement, the Consultant shall be entitled to receive the Consulting Fee accrued but unpaid (together with any expenses payable to Consultant pursuant to Section 3.3 above) as of the date of termination. The Company shall be entitled to deduct and offset any amount owed by the Consultant to the Company, including but not limited, to equipment and property belonging to the Company and not returned by the Consultant, from the payments made by the Company to the Consultant upon such termination.

6.6
Following notice of termination by any party for any reason, other than upon termination by Consultant for “just cause”, to the extent requested by the Company, the Consultant shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Consultant’s responsibilities hereunder. At the option of the Company, the Consultant shall during such period either continue the rendering of the Consulting Services or cease such service.

6.7
In the event of any termination of this Agreement, whether or not for “just cause” and whatever the reason, the Consultant will promptly deliver to the Company all documents, data, records and other information pertaining to the Consulting Services provided by it and any other equipment belonging to the Company in the Consultant’s possession, and the Consultant will not take with him any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to the Consulting Services provided by it to the Company.

7	REPRESENTATIONS BY THE CONSULTANT

The Consultant hereby represents and warrants as follows:

7.1
There is no limitation and/or restriction in any agreement to which he is party, or by which he is bound, on his ability to enter into this Agreement and/or to enter into a business relationship with the Company in accordance with the provisions of this Agreement (including, without limitation, in any prior employment and/or consulting agreement entered into by Consultant).

7.2	The Consultant will exercise reasonable care and diligence to prevent, and will not take, any action which could result in a conflict with, or be prejudicial to, the interests of the Company.

7.3
In rendering the Consulting Services, the Consultant shall be deemed to be, and he expressly agrees and confirms that he is, an independent contractor, and neither this Agreement nor the performance of any of the terms hereof shall be deemed to constitute or create any other relationship between the Consultant and the Company. The Consultant shall not be considered as an agent or legal representative of the Company for any purpose whatsoever.

7.4
Unless specifically authorized by the Designee, the Consultant is not granted and shall not exercise the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the Company, including without limitation, contractual obligations and obligations based on warranties or guarantees.

7.5
Consultant shall not, during the Term of Agreement and at any time thereafter, contact or communicate any of the Companies employees, consultants, advisors, officers or any other personnel of the Company, without the prior written consent of the Designee. Any contact or communication by Consultant shall only be made through Designee

7.6
Consultant further agrees that he will not, during the Term of Agreement and at any time thereafter, make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company.

8	MISCELLANEOUS

8.1
This Agreement shall be subject to the laws of the state of Israel, excluding its conflict of law provisions, and the competent courts of the Tel-Aviv District, Israel shall have exclusive jurisdiction over any dispute arising there-from.

8.2
This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, either written or oral, with respect to such subject matter.

8.3	No alteration of or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.

8..4
The failure of either party hereto to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such party shall be entitled to enforce such right or provision at any time as it shall see fit.

8.5	Any notice required or permitted thereunder shall be given in writing and shall be deemed given if sent by facsimile transmission or registered airmail to the address of the party.

8.6	This Agreement may not be assigned without the written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

XTL Biopharmaceuticals Ltd.		Consultant:

By:	/s/ David Grossman	Name: Prof. Moshe Mittelman

Name and Title:	David Grossman, CEO	Signature:	/s/ Moshe Mittelman

Date: 12/7/2010		Date: July 12, 2010

SCHEDULE A

The Consulting Services

Consultant shall provide the Company with the following consulting services relating to Consultant’s area of expertise:

1.	Manage the medical and clinical aspects of the Company’s clinical trial in the Field.
2.	Advise and consult on new medical technologies.
3.	Research and develop Erythropoietin for MM and for other indications.
4.	Try to broaden the patent of MM in order to increase the years of enforceability — extension of the patent life.

SCHEDULE B

SECRECY, NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT

This Secrecy, Non-Competition and Proprietary Information Agreement (the “Agreement”) is made as of July 12, 2010 by and between XTL Biopharmaceuticals Ltd., an Israeli publicly traded Company, with its principal offices at 3 Hasapir St, Rehovot, Israel (the “Company”) and Prof. Moshe Mittelman, (I.D. Number: 051635951), an individual whose address is 52 Pinkas St., Tel Aviv, Israel (“Consultant”).

WHEREAS the Consultant has entered an Consulting Agreement with the Company (the “Consulting Agreement”); and

WHEREAS the Consultant agreed to enter into this Undertaking;

NOW, THEREFORE, the Consultant undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1.	CONFIDENTIAL INFORMATION

1.1
In the course of providing services to the Company hereunder, the Consultant may    have access to, and become familiar with, “Confidential Information” of the Company (as hereinafter defined). The Consultant shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company. For purposes hereof, “Confidential Information” shall mean all information in any and all medium which is confidential by its nature, including, without limitation, data, technology, know-how, inventions, ideas, discoveries, designs, processes, formulations, samples, compositions, methods, models, and/or trade and business secrets relating to any line of business in which the Company is involved. Confidential Information will also include the Company’s development, marketing and business plans relating to current, planned, old or future products.

1.2
The Consultant shall not use Confidential Information for, or in connection with, the development, manufacture or the use of any product or for any other purpose whatsoever except as and to the extent provided in this Agreement or in any other subsequent agreement between the parties.

1.3
Notwithstanding the foregoing, Confidential Information shall not include information which the Consultant can evidence to the Company by appropriate documentation: (i) is in, or enters the public domain otherwise than by reason of a breach hereof by the Consultant; (ii) is known by the Consultant at the time of disclosure thereof by the Company; (iii) is independently developed by the Consultant without recourse to Confidential Information; or (iv) is rightfully transmitted or disclosed to the Consultant by a third party which owes an obligation of confidentiality with respect to such information.

1.4
All Confidential Information made available to, or received by, the Consultant shall   remain the property of the company, and no license or other rights in or to the Confidential Information is granted hereby, the obligation of the Consultant is not to use any Confidential Information disclosed pursuant to this Agreement except as provided in this Agreement, shall remain in effect indefinitely, and the Consultant shall be prohibited from disclosing any such Confidential Information during the term of this Agreement thereafter.

1.5
All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon termination or expiration of this Agreement, or upon request by the Company, the Consultant shall promptly turn over to the Company all such files, records, reports analysis, documents and other material of any kind concerning the Company, which the Consultant obtained, received or prepared pursuant to this Agreement.

1.6
Except with prior written authorization by the Board of Directors of the Company (“BOD”), the Consultant agrees not to disclose or publish any of the Confidential Information or material of the Company, its clients, partners, shareholders or suppliers, or any other party to whom the Company owes an obligation of confidence, at any time during or after his engagement with the Company.

1.7
The Consultant agrees, during his engagement with the Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.8
The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out such Consultant’s work for the Company consistent with the Company’s agreement with such third party.

2.	NON-COMPETITION

2.1
The Consultant shall not at any time during the term of this Agreement and (a) in the event that the Consultant’s engagement with the Company is terminated by the Company, other than for “just cause” under Section 6.4.1. of the Consulting Agreement - for six (6) months thereafter, or (b) in the event that the Consultant’s engagement with the Company is terminated by the Consultant or by the Company for “just cause” under Section 6.4.1. of the Consulting Agreement - for twelve (12) months thereafter; directly or indirectly, engage in (as owner, stockholder, partner, director, officer, employee, consultant or otherwise, except as an investor in a corporation whose stock is publicly traded and in which he holds less than 5% of the outstanding shares) any business in the Field.

2.2
Notwithstanding the aforesaid, the Consultant may, at any time during the term of this Agreement, continue to perform academic research related to the activities and business of the Company, provided that any such academic research shall not result in any way in a breach of any term of this Agreement and shall not be for any commercial activity.

2.2
The Consultant shall not, directly or indirectly, either for himself or for the benefit of any other Person or entity, at any time during the term of this Agreement and for Twelve (12) months thereafter, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (13) in any way interfere with the relationship between the Company and any employee of the Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, or (D) solicit any employee, customer, or supplier of the Company to cease or change its legal or business relationship with the Company.

2.3	In the event of a breach by the Consultant of any covenant set forth in Section 6 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

3.	INVENTIONS.

3.1
The Consultant has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Consultant prior to his engagement with the Company (collectively referred to as “Prior Inventions”), which belong to the Consultant, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Consultant represents that there are no such Prior Inventions. If in the course of this Agreement with the Company, the Consultant incorporates into a product, process or machine of the Company, a Prior Invention owned by the Consultant or in which the Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

3.2
The Consultant will disclose and deliver to the Company for the exclusive use and benefit of the Company any Inventions (which in this paragraph shall mean any discovery, technique, design, formula, method of manufacture, inventions, secret process, improvements, and modifications (whether or not capable of protection by rights in the nature of intellectual property) which the Consultant alone or with one or more others has made or discovered during the Term of this Agreement and which pertain to or result from any work which the Consultant has done or may hereafter do for the Company), promptly upon the making, devising, or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing, and using the same and also all such explanations and instructions as may in the view of the Company be necessary to enable the full and effectual working, production, or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae, and models.

3.3
The Consultant, during the term of this Agreement, will without charge to but at the expense of the Company execute and do all acts, matters, documents, and things to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title in the Company or such nominee absolutely.

3.4
The Consultant hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do such acts, matters, documents, and things as aforesaid and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this section. In favor of any third party a certificate signed by any director or the secretary of the Company that an instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

3.5
During the term of this Agreement and at all times thereafter the Consultant will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the Inventions obtained or applied for by the Company or its nominee pursuant to this paragraph. The Consultant will at the direction and expense of the Company render all assistance within his power to obtain and maintain such protection or application or any extension thereof.

3.6	Nothing in this Agreement shall oblige the Company to seek patent or other protection for any Invention nor to exploit any Invention.

3.7
The Consultant shall promptly disclose to the Company all copyright works or designs originated, conceived, written, or made by him alone or with others (except only those works originated, conceived, written, or made by him prior to being engaged by the Company or on his own time and not derived from or related to the work done by him to the Company) and shall, until such rights shall be fully and absolutely vested in the Company, hold them in trust for the Company.

3.8
The Consultant hereby assigns to the Company by way of future assignment all copyright design right, and other proprietary rights, if any, for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written, or made by the Consultant (except only those works or designs originated, conceived, written, or made by the Consultant wholly outside his normal working hours with the Company and wholly unconnected with the services he renders to the Company) during the period of his Agreement hereunder and during all previous periods of engagement with the Company engagement.

3.9
The Consultant will, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company under Section 3.8, and hereby acknowledges and agrees that the provisions of this paragraph shall survive any termination of this Agreement.

3.10
For the removal of any doubt, it is hereby clarified that the provisions contained in Sections 3.2 and 3.8 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Consultant and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Consultant will not be entitled to royalties or other payment with regard to any Prior Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Service Inventions or other intellectual property rights.

3.11
In the event that following the termination of his Agreement with the Company, the Consultant is requested to assist the Company on any matter related to this Section 3, the Company will be required to pay the Consultant the standard fee the Consultant may charge at that time for consulting or advising other third parties as remuneration for the Consultant’s efforts hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Secrecy, Non-Competition and Proprietary Information Undertaking as of the day and year first above written.

XTL Biopharmaceuticals Ltd.		Prof. Moshe Mittelman

By:	David Grossman	Name:	Moshe Mittelman

Signature:	/s/ David Grossman	Signature:	/s/ Moshe Mittelman